UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 27, 2012

Piedmont Natural Gas Company, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	1-6196	56-0556998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4720 Piedmont Row Drive, Charlotte, North Carolina	28210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 704-364-3120

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 27, 2012, Piedmont Natural Gas Company, Inc. (the “Company”) entered into a Note Purchase Agreement, dated as of March 27, 2012 (the “Note Purchase Agreement”), among the Company and certain institutional purchasers (the “Purchasers”) of the Company’s 3.47% Series A Senior Notes due July 16, 2027 (the “Series A Senior Notes”) and 3.57% Series B Senior Notes due July 16, 2027 (the “Series B Senior Notes” and, collectively with the Series A Senior Notes, the “Notes”). The Note Purchase Agreement provides that the Company will issue and sell, in a private placement exempt from registration under the Securities Act of 1933, as amended (a) on July 16, 2012 or on such other Business Day thereafter on or prior to July 20, 2012 as may be agreed upon by the Company and the Purchasers, $100,000,000 in aggregate principal amount of the Series A Senior Notes, and (b) on October 15, 2012 or on such other Business Day thereafter on or prior to October 19, 2012 as may be agreed upon by the Company and the Purchasers, $200,000,000 in aggregate principal amount of the Series B Senior Notes. The Series A Senior Notes will bear interest at the rate of 3.47% per annum, payable semi-annually, and the Series B Senior Notes will bear interest at the rate of 3.57% per annum, payable semi-annually. The Notes are senior unsecured obligations of the Company and rank equal in right of payment with all other senior unsecured indebtedness of the Company. The Company will use the proceeds from the sale of the Notes for general corporate purposes, including, but not limited to, working capital needs, capital expenditures and refinancing outstanding borrowings.

The Note Purchase Agreement contains the following covenants and provisions, among others:

—Covenant that the Company shall not permit the ratio of Consolidated Funded Indebtedness to Total Capitalization to exceed 0.70 to 1.00. The Note Purchase Agreement does not otherwise impose any negative covenant limiting the right of the Company to incur indebtedness.

—Cross-default with other Indebtedness having an aggregate principal amount of at least $75 million.

The Note Purchase Agreement provides that the Company may at its option prepay at any time all of the Notes, or from time to time any part of the Notes in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding, in either case at 100% of the principal amount so prepaid, plus the Make-Whole Amount, if any, determined for the prepayment date with respect to such principal amount. In the event of a Change in Control, the Company is obligated to prepay all of the Notes at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment.

Certain of the Purchasers or their affiliates are holders of the Company’s obligations issued under the Company’s medium term note program and/or under the Company’s Note Purchase Agreement dated May 6, 2011.

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Note Purchase Agreement. The foregoing descriptions of the Note Purchase Agreement and the Notes are qualified in their entirety by reference to the Note Purchase Agreement and the forms of the Notes, which are filed as exhibits hereto and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The disclosure required by this item and included in Item 1.01 is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1 Form of 3.47% Series A Senior Notes due July 16, 2027

4.2 Form of 3.57% Series B Senior Notes due July 16, 2027

10.1 Note Purchase Agreement, dated as of March 27, 2012, among Piedmont Natural Gas Company, Inc. and the Purchasers party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Natural Gas Company, Inc.

March 29, 2012	By:	/s/ Karl W. Newlin
Name: Karl W. Newlin Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	Form of 3.47% Series A Senior Notes due July 16, 2027

4.2	Form of 3.57% Series B Senior Notes due July 16, 2027

10.1	Note Purchase Agreement, dated as of March 27, 2012, among Piedmont Natural Gas Company, Inc. and the Purchasers party thereto